Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated May 15, 2008 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of FASB Statement No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans”), relating to the financial statements of Northern Utilities, Inc. as of December 31, 2007 and 2006 and for the years ended December 31, 2007, 2006, and 2005 contained in Registration Statement 333-152823 of Unitil Corporation on Form S-3, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/    DELOITTE & TOUCHE LLP

Columbus, Ohio

April 10, 2009